Exhibit 10.1
July 9, 2009
Martin J. Wygod
c/o HLTH Corporation
669 River Drive
Elmwood Park NJ 07407
Dear Marty:
Reference is made to (i) the Amended and Restated Employment Agreement between you and HLTH Corporation (“HLTH”) dated August 3, 2005, as previously amended on each of February 1, 2006, December 1, 2008 and December 29, 2008 (as so amended, the “Employment Agreement”) and (ii) the Agreement and Plan of Merger dated June 17, 2009 between WebMD Health Corp. (“WebMD”) and HLTH.
Section 4(f) of the Employment Agreement currently contemplates that your employment would terminate and you would serve as a Non-Executive Chairman of the Board of the surviving company upon consummation of the transactions contemplated by the Merger Agreement. HLTH and WebMD, however, believe that it is in the best interests of the surviving company and its stockholders that you continue to carry out the duties and responsibilities of an executive officer and that you continue as an employee following the closing. You have agreed to continue to serve in the capacity of Executive Chairman of the Board following the consummation of the merger, subject to the terms of this Amendment.
Accordingly, the Employment Agreement is hereby amended as follows:
1.	Amendment to Base Salary. Section 2.1 of the Employment Agreement is hereby amended by inserting the following sentence immediately after the first sentence of such section: “Upon consummation of the Merger (as defined in Section 4(f) below), Executive’s base salary shall be $120,000 per annum.”
2.	Amendment to Section 4(f). Section 4(f) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(f) Upon the consummation of the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger dated June 17, 2009 between WebMD Health and the Company (the “Merger Agreement”), the Executive shall continue as an employee, executive officer and Chairman of the Board of WebMD Health, as the surviving company in the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Executive will be entitled to the payments and other benefits specified in Sections 5.3(a)(i), (ii) and (iii) below in accordance with, and payable as provided in, the terms of such subsections, subject to Section 5.8 and the provisos at the end of Section 5.3(a), at such time as the Executive’s employment terminates for any reason or no reason, whether by WebMD Health or the Executive. The payments under Section 5.3(a)(i) and (ii) will be calculated as if the Executive’s employment was terminated without Cause immediately prior to the consummation of the Merger. For the sake of clarity, (i) the annual base salary for purposes of calculating the severance benefit in Section 5.3(a)(i) is $975,000 and (ii) assuming that the consummation of the Merger occurs in 2009, the Applicable Bonus Amount (as defined in Section 5.3(a)(ii)) shall be $933,333.34 (the average of the annual bonuses for 2006, 2007 and 2008). During the period in which the Executive is serving as Chairman, his equity compensation will remain outstanding and continue to vest and the provisions of Sections 4 and 5 will continue to apply at such time as his employment terminates and/or the occurrence of a Change of Control.”

3.	No Consulting Services. Notwithstanding anything to the contrary contained in the Employment Agreement, you shall not be required to perform any consulting services to HLTH or WebMD in the event of any termination of your employment. Accordingly, the second and third sentences of Section 5.3(a) are hereby deleted and replaced with the following:

“If the Company terminates the Employment Period without Cause, the Company shall have the following obligations to Executive during the period commencing on the date of termination and ending on the third anniversary thereof (the “Payment Period”).

In addition, all references to the “Consulting Period” or the “Applicable Period” shall be deemed references to the “Payment Period” and Section 5.3(c) is hereby deleted in its entirety.

4.	Amendment to Section 5.4(c). The last sentence of Section 5.4(c) is hereby amended by deleting the last word “Code” and replacing it with “Internal Revenue Code of 1986, as amended (the “Code”)”

5.	Effect on the Employment Agreement. Except as set forth herein, the Employment Agreement remains in full force and effect. All references to the Employment Agreement shall be deemed references to the Employment Agreement as amended hereby.

IN WITNESS WHEREOF, the parties have executed this Amendment as of July 9, 2009.

HLTH CORPORATION

		By:	/s/ Lewis H. Leicher Lewis H. Leicher
Senior Vice President

/s/ Martin J. Wygod
Martin J. Wygod
ACKNOWLEDGED AND
AGREED

WEBMD HEALTH CORP.

By:	/s/ Douglas W. Wamsley
Douglas W. Wamsley
Executive Vice President